Exhibit 99.(12)(a)(i)

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

September 10, 2012

Touchstone Growth Opportunities Fund	Fifth Third Mid Cap Growth Fund
Touchstone Large Cap Growth Fund	Fifth Third Quality Growth Fund
Touchstone Value Fund	Fifth Third All Cap Value Fund
Touchstone Strategic Trust	Fifth Third Disciplined Large Cap Value Fund
303 Broadway	Fifth Third Funds
Suite 1100	38 Fountain Square Plaza
Cincinnati, Ohio 45202	Cincinnati, Ohio 45263

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences to (i) Fifth Third Mid Cap Growth Fund, Fifth Third Quality Growth Fund, Fifth Third All Cap Value Fund, and Fifth Third Disciplined Large Cap Value Fund (the “Acquired Funds”), each a separate series of Fifth Third Funds (“Acquired Trust”), a Massachusetts business trust, (ii) the holders (the “Acquired Fund Shareholders”) of voting common shares of beneficial interest of the Acquired Funds (the “Acquired Fund Shares”), and (iii) Touchstone Growth Opportunities Fund, Touchstone Large Cap Growth Fund, and Touchstone Value Fund (the “Acquiring Funds,” and together with the Acquired Funds, the “Funds”), each a separate series of Touchstone Strategic Trust (“Acquiring Trust”), a Massachusetts business trust, in connection with the transfer of all of the assets of the Acquired Funds to the respective Acquiring Fund in exchange solely for voting common shares of beneficial interest of such Acquiring Fund (the “Acquiring Fund Shares”) and the assumption of certain of the liabilities of the Acquired Funds by the respective Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by the Acquired Funds in complete liquidation and termination of the Acquired Funds (these transactions taken together are referred to as, the “Reorganizations”), all pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of May 24, 2012, executed by Acquired Trust on behalf of the Acquired Funds and Acquiring Trust on behalf of the Acquiring Funds.

For the purpose of rendering this opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.                                      The Agreement;

Boston	Washington, D.C.	Detroit	New York	Pittsburgh
Berwyn	Harrisburg	Orange County	Princeton	Wilmington

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2.                                      The registration statement of Acquiring Trust on Form N-14 to which this opinion is an exhibit, filed with the Securities and Exchange Commission with respect to the Acquiring Fund Shares to be issued in connection with the Reorganizations (the “Registration Statement”), and the proxy statement/prospectus included in the Registration Statement (the “Prospectus/Proxy Statement”);

3.                                      The representations made to us by each of the Funds in their letters to us dated the date hereof; and

4.                                      Such other instruments and documents as we have deemed necessary or appropriate for purposes of rendering this opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that (i) the Reorganizations will be consummated in the manner contemplated by the Prospectus/Proxy Statement and in accordance with the provisions of the Agreement without the waiver of any conditions to any party’s obligation to effect the Reorganizations, (ii) the original documents (including signatures) are authentic, (iii) the documents submitted to us as copies conform to the original documents, (iv) there has been (or will be by the date of the Reorganizations) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the statements and representations contained in the Documents are accurate, (vi) the covenants and warranties set forth in the Documents will be complied with, and (vii) the Reorganizations will be effective under applicable law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that, with respect to each of the Reorganizations, for U.S. federal income tax purposes:

1.                                      The acquisition by the Acquiring Fund of all of the assets of the Acquired Fund solely in exchange for the Acquiring Fund’s assumption of certain of the liabilities of the Acquired Fund and the issuance of the Acquiring Fund Shares, followed by the distribution of such Acquiring Fund Shares by the Acquired Fund in complete liquidation to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares, all as provided in the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of

1986, as amended (the “Code”), and the Acquired Fund and the Acquiring Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

2.                                      Under Code Section 361, no gain or loss will be recognized by the Acquired Fund (i) upon the transfer of all of its assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of certain of the liabilities of the Acquired Fund or (ii) upon the distribution of the Acquiring Fund Shares by the Acquired Fund to the Acquired Fund Shareholders in complete liquidation, as contemplated in the Agreement;

3.                                      Under Code Section 1032, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the assumption of certain of the liabilities of the Acquired Fund and the issuance of the Acquiring Fund Shares as contemplated in the Agreement;

4.                                      Under Code Section 362(b), the tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the Reorganization;

5.                                      Under Code Section 1223(2), the holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund;

6.                                      Under Code Section 354, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of all of their Acquired Fund Shares solely for the Acquiring Fund Shares in the Reorganization;

7.                                      Under Code Section 358, the aggregate tax basis of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor; and

8.                                      Under Code Section 1223(1), an Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares to be received will include the period during which the Acquired Fund Shares exchanged therefor were held, provided that the Acquired Fund Shareholder held the Acquired Fund Shares as a capital asset on the date of the Reorganization.

We express no opinion as to (1) the effect of the Reorganizations on (A) the Acquired Funds or the Acquiring Funds with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (B) any Acquired Fund Shareholder or Acquiring Fund Shareholder that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting, or (C) the Acquired Funds or the Acquiring Funds with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

This opinion is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws.  If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Reorganizations specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.  In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganizations or any other transactions.

This opinion is being provided solely for the benefit of the Acquiring Funds and their shareholders and the Acquired Funds and their shareholders.  No other person or party shall be entitled to rely on this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “Information About the Reorganizations — Federal Income Tax Consequences” therein.  In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

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